Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:
Marc Brailov
MicroStrategy Incorporated
(703) 770-1670
(703) 407-9884 (Cell)
mbrailov@microstrategy.com

MicroStrategy Profitable in Q4 2002 and Full Year 2002

Fourth Consecutive Quarter of Profitability; License Revenues Increase versus Q4 of Prior Year

MCLEAN, Va., January 30, 2003 – MicroStrategy® Incorporated (NASDAQ: MSTR), a leading worldwide provider of business intelligence software, today announced its financial results for the three-month period ended December 31, 2002 (the fourth quarter of its 2002 fiscal year), reporting its fourth consecutive quarter of GAAP profitability and full year earnings of $3.12 per share on a diluted basis.

Fourth quarter 2002 revenues were $42.0 million versus $33.4 million in the third quarter of 2002 and $43.7 million in the fourth quarter of 2001. Fourth quarter 2002 license revenues were $20.5 million versus $12.9 million in the third quarter of 2002 and $18.7 million in the fourth quarter of 2001. Net income attributable to common stockholders for the fourth quarter of 2002, determined in accordance with Generally Accepted Accounting Principles (GAAP), was $4.6 million, or $0.33 per share on a diluted basis. This result included restructuring and impairment charges of $1.4 million, charges for amortization of goodwill and intangible assets of $0.5 million, a charge for discount amortization expense on notes payable of $1.0 million, and a gain on the partial extinguishment of notes payable of $2.0 million. Excluding these items, adjusted net earnings for the fourth quarter of 2002 was $5.5 million, or $0.40 per share on a diluted basis.

“A full year of profitability and four consecutive profitable quarters are significant achievements for MicroStrategy. Our license revenues in the fourth quarter grew by 9 percent over the same period in 2001, which indicates that our field operations, supported by several new product releases, had solid execution,” said MicroStrategy President and CFO, Eric F. Brown. “We have implemented rigorous changes to all aspects of our operations and made substantial improvements to our balance sheet.”

“The earnings speak for themselves. MicroStrategy has become a profitable, more cost-efficient and productive company,” said MicroStrategy Chairman and CEO Michael J. Saylor. “In 2002, in contrast to many software companies, we grew our sales force by approximately 30 percent, and we won major new business with leading companies across the globe. Acknowledging the strength of our scalable, pure web MicroStrategy 7i™ platform, industry leaders now view MicroStrategy as a technically superior alternative to vendors such as Business Objects and Cognos. These vendors have numerous small-scale implementations but are not well-architected to meet the deployment and on-going maintenance needs of mid-size and large organizations.”

Highlights from Q4 2002

Signed Agreements with 11 Systems Integrators and OEMs (Original Equipment Manufacturers)

New partners include: Wingspan Technology, Eureaka Technocrates, Inc., Miix Ltd, Vallence Solutions, LLC, SoftPro LLC, and Intelligent Communications.

Added 128 New Customers

New Customers and New Deals with Existing Customers in Q4 2002 Included:

Alitalia, Aventis Pasteur, BellSouth, Crane & Company, Discovery Communications, GE Medical Systems, Grange Insurance, Harris Teeter, IMS Health Canada, Katz Group, Koch Industries, Lending Tree, Prescription Solutions, Rheem Manufacturing, RBC Financial Group, Shaw Industries, Solucient, Toyota Financial Services, Universal Studios, Upsher-Smith Laboratories, U.S. Air Force Gunter Annex, and Wells Fargo & Company.

Examples of Noteworthy Customer Deals from Q4 2002:

Discovery Communications

In the fourth quarter of 2002, Discovery Communications, Inc., the leading global real world media and entertainment company with over 830 million subscribers around the world and home to the Discovery Channel, Travel Channel, Animal Planet, and The Learning Channel, selected the MicroStrategy platform as its enterprise business intelligence standard. The company selected MicroStrategy because of its platform’s integrated architecture, ease of use, and low cost of administration. Discovery plans to deploy sales, financial and management analytic applications with MicroStrategy. Eventually more than two hundred employees will perform analyses to optimize Discovery’s business performance.

Toyota Financial Services

In the fourth quarter of 2002, Toyota Financial Services, a leading captive finance company in the United States with managed assets totaling more than $40 billion dollars, purchased MicroStrategy software and services to expand its MicroStrategy financial reporting applications out to the enterprise. Impressed by the scalability and functionality of the MicroStrategy Business Intelligence Platform, Toyota Financial Services expects its user base to grow to over 400 associates across the country. TFS is the finance and insurance brand for Toyota in the U.S., offering retail auto financing and leasing through Toyota Motor Credit Corporation (TMCC) and extended service contracts through Toyota Motor Insurance Services (TMIS).

Alitalia

Alitalia is one of the leading airlines in Europe and the world. With more than 50 years of experience it is one of Italy’s largest and most successful companies, carrying more than 25 million passengers per year. To maintain its leadership position, Alitalia chose the Microstrategy platform as its business intelligence solution for customer profiling and campaign management. Alitalia deploys MicroStrategy Web and MicroStrategy Narrowcast to analyze a multimillion record database of historical reservation data and provide dynamic Web reporting and information delivery. MicroStrategy offers Alitalia a solution for customer profiling, including client segmentation by frequency and relationship tenure; for campaign creation and management; and for market basket analysis, to analyze the relationship between flight purchases and the use of commercial partners.

IMS Health Canada

IMS Health Canada has developed an ASP application with the MicroStrategy Business Intelligence Platform™ that provides sales and marketing data to pharmaceutical companies. The recent purchase of additional MicroStrategy software and services will allow the company to expand its reach from 650 customers on the Web to 1,000, and from 2,000 subscribers who will receive personalized insight via e-mail based data stores in its Oracle data warehouse to 3,500. The company offers the services to its pharmaceutical customers to help them determine optimal sales and marketing strategies to improve their market presence.

Year of Technological Milestones & Innovation Solidifies MicroStrategy’s Leadership

In 2002, MicroStrategy solidified its technological leadership in enterprise-class, industrial strength business intelligence software with a series of major technological milestones and innovations. In April 2002, MicroStrategy released its new, significantly enhanced version of its business intelligence software platform, MicroStrategy 7i. Winning high praise from customers and leading industry analysts alike, MicroStrategy 7i represented a technological breakthrough for the industry, as it is the first truly integrated, 100-percent Web-based platform that puts a wide range of user functionality into a single business intelligence technology.

In the third quarter, MicroStrategy further expanded the capabilities of its business intelligence platform with an enhanced version of MicroStrategy 7i (7.2.1). Addressing the urgent industry need for transparent financial tracking and reporting, MicroStrategy 7.2.1 is designed specifically to meet the demanding new requirements for financial reporting and analysis imposed on business by new government mandates with highly sophisticated, yet easy-to-use features. These new features allow fast deployment of Web-based financial reporting systems—companies can deploy an operational system within 90-120 days rather than the usual 6-12 months.

November 2002 marked the release of an easy-to-deploy, scalable Web user interface, MicroStrategy Web Universal™, that will run on UNIX®, Linux® and Windows® operating systems. MicroStrategy Web Universal is a fully functional, zero-footprint Web interface that can run on any major operating system. MicroStrategy Web Universal is J2EE™ compliant and runs on leading application servers, including BEA WebLogic Server™, IBM WebSphere® Application Server, Sun™ ONE Application Server and Apache Tomcat. MicroStrategy Web Universal’s platform-independent architecture enables it to run on Windows or Linux operating systems, or on UNIX operating systems such as Sun Solaris™, IBM AIX®, and HP-UX.

The market-leading capabilities of MicroStrategy’s business intelligence software platform were validated in 2002 with the issuance of the second edition of the top independent survey of the online analytic market, the OLAP Survey. The survey found MicroStrategy’s software superior to that of Business Objects, Cognos, Hyperion and Brio in the critical, strategic areas of Web deployment and data scalability.

MicroStrategy’s business intelligence software platform was found to be far ahead in its capacity to be deployed easily via the Web and to serve users enterprise-wide by harnessing very large databases. (Please see: http://www.microstrategy.com/Company/Analysts_OLAP_Survey.asp .)

In 2002, MicroStrategy won Reader’s Choice awards in Intelligent Enterprise, a leading IT publication, for its software’s advanced analysis and data mining capabilities and for customer relationship management (CRM) analysis. MicroStrategy won these awards in competition with Business Objects, Oracle, Cognos, Brio, Actuate, and SAS Institute.

Also in 2002, MicroStrategy 7 was found to be the most comprehensive analytical tool reviewed by the CRN Test Center, in an evaluation of analytical tools including Microsoft’s Data Analyzer 3.5 and ProClarity’s Analytic Platform 4.0. MicroStrategy’s interactive, pure-HTML Web client and extensive library of analytical functions were among the top features the review highlighted, and the MicroStrategy 7 platform was deemed the best solution for the Web.

Finance Commentary

As of December 31, 2002, all outstanding preferred stock had been converted to common stock. During Q4 2002, the company repurchased an additional $7.5 million face value worth of its five-year 7.5% notes at a discount to par resulting in a $2.1 million gain on the partial early extinguishment of the notes. The outstanding principal amount of the notes was $63.3 million at December 31, 2002. These notes are carried on the balance sheet at a discounted value of $45.0 million with the difference between carrying value and principal value amortized on a quarterly basis through a charge reflected on the company’s profit and loss statement. As a result of this amortization, $1.0 million in non-cash interest expense was reported in the Q4 2002 results. In Q4 2002, the company wrote off $1.4 million in intangibles relating to the Teracube asset, bringing the book value of this item to zero. In Q4 2002, the company paid a total of $8.3 million on its five-year 7.5% notes, which represented interest that had accrued on the notes since April 2001. Going forward, based on the $63.3 million of aggregate face value of the notes outstanding as of the end of 2002, the company expects to make semi-annual interest payments of approximately $2.4 million through maturity.The company previously announced plans to sell its two remaining non-core business units, Angel.com and Alarm.com. The sales process did not result in the company receiving any acceptable bids for these units. Accordingly, the sales process has been terminated.

Outlook and Financial Guidance Information

The following statements are subject to risks and uncertainties described at the end of this press release. Management guidance for 2003 supersedes any previously announced guidance as to the company’s expectations for financial results for 2003.

Management offers the following guidance for the consolidated continuing operations of MicroStrategy, for the quarter ending March 31, 2003:

Revenue is expected to be in the range of approximately $33 to $37 million. Net income (loss) is expected to range from approximately $(0.2) million to $0.6 million. Earnings (loss) per share, assuming a fully diluted weighted average share count, is expected to range from approximately $(0.02) to $0.04 per share. Adjusted net earnings (which excludes approximately $1.0 million in expected non-cash discount amortization expense and approximately $0.1 million in expected amortization expense of intangible assets) is expected to be approximately $0.9 million to $1.7 million or $0.06 to $0.12 per share on a diluted basis. Average share count in the quarter using the fully diluted weighted average share count method is expected to be approximately 13.5 to 14.5 million.

Management offers the following guidance for the full year 2003, which supersedes any previously announced guidance as to the Company’s expectations for financial results for 2003:

Consolidated revenue is expected to be in the range of approximately $150 to $160 million. License revenue for 2003 is expected to increase by approximately 10% versus 2002. Net income is expected to range from approximately $11.0 million to $16.0 million. Earnings per share, assuming a fully diluted weighted average share count, is expected to range from approximately $0.71 to $1.13 per share. Adjusted net earnings (which excludes approximately $3.8 million in expected non-cash discount amortization expense and approximately $0.2 million in expected amortization expense of intangible assets) is expected to be approximately $15 million to $20 million or $1.00 to $1.40 per share on a diluted basis. Average share count for the year using the fully diluted weighted average share count method is expected to be approximately 14 to 15 million. The Company also expects to have positive operating cash flow in each quarter of 2003.

About MicroStrategy Incorporated

Leadership in a Critical Market: Founded in 1989, MicroStrategy is a worldwide leader in the increasingly critical business intelligence software market. Large and small companies alike are harnessing MicroStrategy’s business intelligence software to gain vital insights from their data to help them proactively enhance cost-efficiency, productivity and customer relations and optimize revenue-generating strategies. MicroStrategy’s business intelligence platform offers exceptional capabilities that provide organizations—in virtually all facets of their operations—with user-friendly solutions to their data query, reporting, and advanced analytical needs, and distributes valuable insight on this data to users via Web, wireless, and voice. PC Magazine selected MicroStrategy 7™ as the 2001 “Editors’ Choice” for business intelligence software.

Enterprise-Class Business Intelligence: MicroStrategy 7i™ is a truly integrated, enterprise-class, Web-based business intelligence platform. With MicroStrategy 7i, enterprises can now standardize on one business intelligence platform and deploy high-value business intelligence enterprise-wide. MicroStrategy 7i’s configurable query, reporting, and OLAP Web interface is designed to support all users, from casual report viewers to power analysts.

Diverse Customer Base: MicroStrategy’s customer base cuts across industry and sector lines, with over 1,900 enterprise-class customers, including Lowe’s Home Improvement Warehouse, AT&T Wireless Group, Wachovia and GlaxoSmithKline. MicroStrategy also has relationships with over 500 systems integrators and application development and platform partners, including IBM, PeopleSoft, Hewlett-Packard, and JD Edwards.

MicroStrategy is listed on Nasdaq under the symbol MSTR. For more information on the Company, or to purchase or demo MicroStrategy’s software, please visit MicroStrategy’s Web site at http://www.microstrategy.com.

MicroStrategy, MicroStrategy Business Intelligence Platform, Scalable Business Intelligence Platform Built for the Internet, MicroStrategy Web Universal, and MicroStrategy 7i are either trademarks or registered trademarks of MicroStrategy Incorporated in the United States and certain other countries. Other product and company names mentioned herein may be the trademarks of their respective owners.

This press release may include statements that may constitute “forward-looking statements,” including estimates of future business prospects or financial results in the section above entitled “Outlook and Financial Guidance Information” and statements containing the words “believe,” “estimate,” “project,” “expect” or similar expressions.

Forward-looking statements inherently involve risks and uncertainties that could cause actual results of MicroStrategy Incorporated and its subsidiaries (collectively, the “Company”) to differ materially from the forward-looking statements. Factors that could contribute to such differences include: the Company’s ability to secure financing for its current operations and long-term plans on acceptable terms; the ability of the Company to implement and achieve widespread customer acceptance of its MicroStrategy 7i software on a timely basis; the Company’s ability to recognize deferred revenue through delivery of products or satisfactory performance of services; continued acceptance of the Company’s products in the marketplace; the timing of significant orders; delays in the Company’s ability to develop or ship new products; market acceptance of new products; competitive factors; general economic conditions; currency fluctuations; and other risks detailed in the Company’s registration statements and periodic reports filed with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

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MICROSTRATEGY INCORPORATED
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2002	2001(1)	2002	2001(1)
	(unaudited)	(as adjusted)	(unaudited)	(as adjusted)
Revenues
Product licenses	$20,466	$18,707	62,865	$72,781
Product support and other services	21,503	24,973	84,962	109,300

Total revenues	41,969	43,680	147,827	182,081

Cost of Revenues
Product licenses	841	1,156	2,925	4,170
Product support and other services	6,122	7,434	24,975	43,692

Total cost of revenues	6,963	8,590	27,900	47,862

Gross profit	35,006	35,090	119,927	134,219

Operating Expenses
Sales and marketing	13,150	12,742	48,179	77,253
Research and development	7,851	6,372	26,297	32,819
General and administrative	7,571	5,200	27,635	34,153
Restructuring and impairment charges	1,434	13,064	4,198	39,463
Amortization of goodwill and intangible assets	512	4,505	3,195	17,251

Total operating expenses	30,518	41,883	109,504	200,939

Income (loss) from operations	4,488	(6,793)	10,423	(66,720)
Financing and Other Income (Expense)
Interest income	119	258	728	2,171
Interest expense (Note 2)	(2,363)	(1,836)	(8,413)	(5,401)
Loss on investments	—	(1,351)	(523)	(3,603)
(Provision for) reduction in estimated cost of litigation settlement	—	(11,554)	11,396	30,098
Gain on contract termination	—	—	16,837	—
Gain on early extinguishment of notes payable	2,089	—	6,750	—
Other income (expense), net	356	(707)	2,109	(2,139)

Total financing and other income (expense)	201	(15,190)	28,884	21,126

Income (loss) from continuing operations before income taxes	4,689	(21,983)	39,307	(45,594)
Provision for income taxes	59	1,120	1,190	2,460

Net income (loss) from continuing operations	4,630	(23,103)	38,117	(48,054)

Discontinued Operations
Income (loss) from discontinued operations	—	4,178	—	(30,739)
Loss from abandonment	—	(2,075)	—	(2,075)

Income (loss) from discontinued operations	—	2,103	—	(32,814)

Net income (loss)	4,630	(21,000)	38,117	(80,868)

Dividends, accretion, and beneficial conversion feature on convertible preferred stock	—	(3,042)	(6,874)	(10,353)
Net gain on refinancing of series A redeemable convertible preferred stock	—	—	—	29,370
Net gain on refinancing of series B, C and D convertible preferred stock	—	—	36,135	—
Gain on early redemption of redeemable convertible preferred stock of discontinued operations	—	—	—	44,923

Net income (loss) attributable to common stockholders	$4,630	$(24,042)	$67,378	$(16,928)

Basic earnings (loss) per share
Continuing operations	$0.34	$(2.84)	$3.20	$(3.35)
Discontinued operations	$—	$0.23	$—	$1.40

Net income (loss) attributable to common stockholders	$0.34	$(2.61)	$3.20	$(1.95)

Basic weighted average shares outstanding	13,591	9,216	11,676	8,659

Diluted earnings (loss) per share
Continuing operations	$0.33	$(2.84)	$3.12	$(3.35)
Discontinued operations	$—	$0.23	$—	$1.40

Net income (loss) attributable to common stockholders	$0.33	$(2.61)	$3.12	$(1.95)

Diluted weighted average shares outstanding	13,837	9,216	11,986	8,659

(1) On July 30, 2002, the Company’s Board of Directors approved a reverse stock split of the Company’s common stock at a ratio of one-for-ten. All references to common share and per common share amounts for all prior periods presented have been retroactively restated to reflect this reverse split. Additionally, certain prior year amounts have been reclassified to conform to the current year presentation.

(2) Interest expense for the three and twelve months ended December 31, 2002 includes discount amortization expense on notes payable of $1,033 and $2,098, respectively.

MICROSTRATEGY INCORPORATED
CONSOLIDATED BALANCE SHEETS
(in thousands, except per share data)

	December 31,
	2002	2001
	(unaudited)	(audited)
Assets
Current assets
Cash and cash equivalents	$15,036	$38,409
Restricted cash	6,173	439
Short-term investments	44	904
Accounts receivable, net	28,195	22,281
Prepaid expenses and other current assets	5,032	5,902
Deferred tax assets, net	495	—

Total current assets	54,975	67,935
Property and equipment, net	18,471	26,506
Goodwill and intangible assets, net	789	5,402
Deposits and other assets	5,638	3,789

Total Assets	$79,873	$103,632

Liabilities and Stockholders’ Equity (Deficit)
Current liabilities
Accounts payable and accrued expenses	$15,267	$18,935
Accrued compensation and employee benefits	11,352	13,654
Accrued interest and preferred dividends	244	7,351
Accrued restructuring costs	5,222	7,422
Deferred revenue and advance payments	23,961	20,987
Contingency from terminated contract	—	17,074
Working capital line of credit	—	1,212
Notes payable	4,698	—
Net liabilities of discontinued operations	1,151	4,479

Total current liabilities	61,895	91,114
Deferred revenue and advance payments	1,381	5,431
Accrued litigation settlement	—	68,637
Other long-term liabilities	2,402	3,536
Accrued restructuring costs	3,663	4,271
Notes payable	45,041	—

Total Liabilities	114,382	172,989

Series A redeemable convertible preferred stock	—	6,385
Series B redeemable convertible preferred stock	—	32,343
Series C redeemable convertible preferred stock	—	25,937
Series D convertible preferred stock	—	3,985
Stockholders’ equity (deficit):
Preferred stock undesignated; $.001 par value; 4,971 shares authorized; no shares issued or outstanding	—	—
Series F convertible preferred stock; $.001 par value; 2 shares authorized; no shares issued or outstanding	—	—
Class A common stock; $.001 par value; 330,000 shares authorized; 9,157 and 4,369 shares issued and outstanding, respectively	9	4
Class B common stock; $.001 par value; 165,000 shares authorized; 4,619 and 4,823 shares issued and outstanding, respectively	5	5
Additional paid-in capital	305,334	239,663
Deferred compensation	(17)	(99)
Accumulated other comprehensive income	2,170	2,547
Accumulated deficit	(342,010)	(380,127)

Total Stockholders’ Equity (Deficit)	(34,509)	(138,007)
Total Liabilities and Stockholders’ Equity (Deficit)	$79,873	$103,632

MICROSTRATEGY INCORPORATED
Computation of basic and diluted earnings per share
(in thousands, except per share data)
(unaudited)

	Three months ended December 31, 2002			Three months ended December 31, 2001
	Income (Numerator)	Shares (Denominator)	Per Share Amount	Income (Numerator)	Shares (Denominator)	Per Share Amount
Net income (loss) from continuing operations	$4,630			$(23,103)
Income from discontinued operations	—			2,103

Net income (loss)	4,630			(21,000)
Dividends, accretion and beneficial conversion feature on convertible preferred stock	—			(3,042)

Net income attributable to common stockholders	4,630			(24,042)
Effect of common stock and participating convertible securities:
Weighted average shares of class A common stock	—	8,972		—	4,393
Weighted average shares of class B common stock	—	4,619		—	4,823

Basic earnings per share	4,630	13,591	$0.34	(24,042)	9,216	$(2.61)

Effect of dilutive securities:
Employee stock options	—	203		—	—
Series F preferred stock	—	43		—	—

Diluted earnings per share	$4,630	13,837	$0.33	$(24,042)	9,216	$(2.61)

The basic and diluted loss per share calculation for the three months ended December 31, 2001 excluded series A, B, C, and D preferred stock, which were convertible into 234,304, 917,590, 770,775, and 290,220 weighted average shares of class A common stock, respectively, because their effect would have been anti-dilutive. Additionally, employee stock options of 215,493 were excluded from the diluted loss per share calculation for the three months ended December 31, 2001 because their effect would have been anti-dilutive.

MICROSTRATEGY INCORPORATED
Computation of basic and diluted earnings (loss) per share
(in thousands, except per share data)
(unaudited)

	Twelve months ended December 31, 2002			Twelve months ended December 31, 2001
	Income (Numerator)	Shares (Denominator)	Per Share Amount	Income (Numerator)	Shares (Denominator)	Per Share Amount
Net income (loss) from continuing operations	$38,117			$(48,054)
Loss from discontinued operations	—			(32,814)

Net income (loss)	38,117			(80,868)
Dividends and accretion on series A, B, C and D convertible preferred stock and beneficial conversion feature on series F convertible preferred stock	(6,874)			(10,353)
Net gain on refinancing of series A redeemable convertible preferred stock	—			29,370
Net gain on refinancing of series B, C and D convertible preferred stock	36,135			—
Gain on early redemption of redeemable convertible preferred stock of discontinued operations	—			44,923

Net income attributable to common stockholders	67,378			(16,928)
Effect of common stock and participating convertible securities:
Weighted average shares of class A common stock	—	6,469		—	3,836
Weighted average shares of class B common stock	—	4,619		—	4,823
Series C preferred stock	(12,054)	95		—	—
Series B preferred stock	(15,311)	159		—	—
Series D preferred stock	(2,992)	174		—	—
Series A preferred stock	327	160		—	—

Basic earnings (loss) per share	37,348	11,676	$3.20	(16,928)	8,659	$(1.95)

Effect of dilutive securities:
Series F preferred stock	—	155		—	—
Employee stock options	—	155		—	—

Diluted earnings (loss) per share	$37,348	11,986	$3.12	$(16,928)	8,659	$(1.95)

The numerator in the basic and diluted earnings per share calculation for the twelve months ended December 31, 2002 has been adjusted to deduct the $36.1 million gain on the refinancing of the series B, C and D convertible preferred stock and add back $6.1 million of dividends and accretion on the series A, B, C and D convertible preferred stock that would have been excluded from net income attributable to common stockholders assuming conversion at the beginning of the period under the if-converted method.

The basic and diluted loss per share calculation for the twelve months ended December 31, 2001 excluded series A, B, C, D and E preferred stock, which were convertible into 297,153, 673,417, 565,670, 168,155, and 9,771 weighted average shares of class A common stock, respectively, because their effect would have been anti-dilutive. Additionally, employee stock options of 296,664 were excluded from the diluted loss per share calculation for the twelve months ended December 31, 2001 because their effect would have been anti-dilutive.

MICROSTRATEGY INCORPORATED
Non-Generally Accepted Accounting Principles (“Non-GAAP”) Financial Measures

Management believes that the presentation of adjusted net earnings (loss) is helpful in understanding the ongoing operating results and cash flow indicators with respect to the Company’s core business because the adjustments made in computing adjusted net earnings (loss) are non-cash or cash related gains and expenses incurred during the period that are not associated with ongoing operating results and are not cash flow indicators of the Company’s core business operations.

Adjusted net earnings (loss)
(in thousands, except per share data)
(unaudited)

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2002	2001		2002	2001
Adjusted net earnings (loss)	$5,472	$7,371		$13,174	$(18,180)

Adjusted net earnings (loss) divided by basic weighted average shares outstanding	$0.40	$0.80		$1.13	$(2.10)

Adjusted net earnings (loss) divided by diluted weighted average shares outstanding	$0.40	$0.65	(1)	$1.10	$(2.10)

Basic weighted average shares outstanding	13,591	9,216		11,676	8,659

Diluted weighted average shares outstanding (1)	13,837	11,410	(1)	11,986	8,659

(1) The diluted weighted average shares outstanding of 11,410 for the three months ended December 31, 2001 used in the analysis above includes an additional 2,194 shares as compared to the diluted weighted average shares outstanding of 9,216 shown on the face of the Statement of Operations for the same period. Because the Company generated a net loss in accordance with GAAP during this period, the potential dilutive effect of the series A, B, C, and D preferred stock was excluded from the GAAP diluted weighted average share count to preclude an anti-dilutive impact on GAAP net loss per share. Because the adjusted net earnings are positive, the diluted weighted average shares outstanding as reflected above for the three months ended December 31, 2001 have been increased by 2,194 to give effect to the potential dilution of the series A, B, C and D preferred stock.

Reconciliation of net income (loss) from continuing operations to adjusted net earnings (loss)
(in thousands)
(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2002	2001	2002	2001
Net income (loss) from continuing operations	$4,630	$(23,103)	$38,117	$(48,054)
Restructuring and impairment charges	1,434	13,064	4,198	39,463
Amortization of goodwill and intangible assets	512	4,505	3,195	17,251
Loss on investments	—	1,351	523	3,603
Provision for (reduction in) estimated cost of litigation settlement	—	11,554	(11,396)	(30,098)
Gain on contract termination	—	—	(16,837)	—
Gain on early extinguishment of notes payable	(2,089)	—	(6,750)	—
Discount amortization expense on notes payable	1,033	—	2,098	—
Other non-recurring items	(48)	—	26	(345)

Total reconciling items	842	30,474	(24,943)	29,874

Adjusted net earnings (loss)	$5,472	$7,371	$13,174	$(18,180)

Reconciling items in computing adjusted net earnings (loss)—Cash vs. Non-cash
(in thousands)
(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2002	2001	2002	2001
Non-cash:
Restructuring and impairment charges	1,434	12,270	1,491	18,581
Amortization of goodwill and intangible assets	512	4,505	3,195	17,251
Loss on investments	—	1,351	523	3,603
Provision for (reduction in) estimated cost of litigation settlement	—	11,554	(11,396)	(30,098)
Gain on contract termination	—	—	(16,837)	—
Gain on early extinguishment of notes payable	(2,089)	—	(6,750)	—
Discount amortization expense on notes payable	1,033	—	2,098	—
Other non-recurring items	—	—	284	408

Total non-cash	890	29,680	(27,392)	9,745
Cash:
Restructuring and impairment charges	—	794	2,707	20,882
Other non-recurring items	(48)	—	(258)	(753)

Total cash	(48)	794	2,449	20,129
Total reconciling items	$842	$30,474	$(24,943)	$29,874

MICROSTRATEGY INCORPORATED
Non-Generally Accepted Accounting Principles (“Non-GAAP”) Financial Measures – continued

Reconciliation of net income (loss) attributable to common stockholders to adjusted net EBITDA
(in thousands)
(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31
	2002	2001	2002	2001
Net income (loss) attributable to common stockholders	$4,630	$(24,042)	$67,378	$(16,928)
Interest income	(119)	(258)	(728)	(2,171)
Interest expense	2,363	1,836	8,413	5,401
Provision for income taxes	59	1,120	1,190	2,460
Depreciation and amortization	2,311	1,943	9,916	12,306
Amortization of goodwill and intangible assets	512	4,505	3,195	17,251
(Income) loss from discontinued operations	—	(2,103)	—	32,814

EBITDA before reconciling items	9,756	(16,999)	89,364	51,133
Reconciling items:
Restructuring and impairment charges	1,434	13,064	4,198	39,463
Loss on investments	—	1,351	523	3,603
Provision for (reduction in) estimated cost of litigation settlement	—	11,554	(11,396)	(30,098)
Gain on contract termination	—	—	(16,837)	—
Gain on early extinguishment of notes payable	(2,089)	—	(6,750)	—
Other (income) expense, net	(356)	707	(2,109)	2,139
Dividends, accretion, and beneficial conversion feature on convertible preferred stock	—	3,042	6,874	10,353
Net gain on refinancing of series A redeemable convertible preferred stock	—	—	—	(29,370)
Net gain on refinancing of series B, C and D convertible preferred stock	—	—	(36,135)	—
Gain on early redemption of redeemable convertible preferred stock of discontinued operations	—	—	—	(44,923)

Adjusted net EBITDA	$8,745	$12,719	$27,732	$2,300